Exhibit 5.2

Linklaters LLP
25 rue de Marignan
Avocats à la Cour de Paris	75008 Paris
Solicitors of the Senior Courts of England and Wales	Telephone (+33) 1 56 43 56 43
Facsimile (+33) 1 43 59 41 96
Palais J 030

To:	The Issuers

c/o CGG

Tour Maine-Montparnasse

33, avenue du Maine

B.P. 191

75755 Paris Cedex 15

France

2 September 2014

Our Ref            L-223941

Ladies and Gentlemen

CGG (the “Company”) – U.S.$500,000,000 6.875% Senior Notes due 2022 (the “New Notes”) Guaranteed (the “New Guarantees”) by Sercel Inc., Sercel-GRC Corp., Sercel Canada Ltd., Sercel Australia Pty Ltd, CGG Canada Services Ltd., CGG Marine Resources Norge A/S, CGG Holding B.V., CGG Marine B.V., CGG Holding (U.S.) Inc., CGG Land (U.S.) Inc., CGG Services (U.S.) Inc., Veritas Investments Inc., Viking Maritime Inc., Veritas Geophysical (Mexico) LLC, and Alitheia Resources Inc. (the “Guarantors” and together with the Company, the “Issuers”)

1	Introduction

1.1

We have acted as French legal advisers to the Company in connection with the proposed offer by the Issuers to exchange the New Notes and the New Guarantees for U.S.$500,000,000 aggregate principal amount of the Company’s 6.875% Senior Notes due 2022 (the “Original Notes”) and the Guarantors’ guarantees thereof (the “Original Guarantees”), each of which was originally issued on 1 May 2014.

1.2	We have taken instructions solely from the Company.

2	French Law

This opinion is limited to French law as applied by the French courts and in effect on the date of this opinion. It is given on the basis that it and all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, French law.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of the LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP and of the non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

3	Scope of Inquiry

For the purpose of this opinion, we have examined the following documents:

3.1	A certified copy of the by-laws (statuts) of the Company dated 8 January 2014 (the “By-Laws”).

3.2

A certified copy of an extract of the minutes of the meeting of the Board of Directors of the Company held on 25 April 2014 containing the resolution approving the issue of the Notes and delegating to the Directeur Général of the Company the power to determine the final conditions of the Notes.

3.3

A copy of a decision of Jean-Georges Malcor, Directeur Général of the Company, dated 28 April 2014 deciding the issue of and determining the final conditions of the Notes and delegating to Mr. Stéphane-Paul Frydman (Directeur Général Délégué et Directeur Financier) or Mr. Yves Goulard (Trésorier Groupe), with the right to subdelegate, the power to sign the Agreements and take all actions required in connection with the issue of the Notes (the “Decision”).

3.4	An extrait Kbis of the Company as at 30 June 2014 issued by the Greffe du Tribunal de commerce of Paris on 1 July 2014 (the “Extrait Kbis”).

3.5	A certificat négatif de recherche d’une procédure collective relating to the Company as at 30 June 2014 issued by the Greffe du Tribunal de commerce of Paris on 1 July 2014 (the “Certificat Négatif”).

3.6	A copy of the offering circular dated 28 April 2014 relating to the issue of the Original Notes.

3.7

An executed copy of the indenture dated 1 May 2014 among the Company and The Bank of New York Mellon as trustee (the “Indenture”), together with an authentication order signed by the Company, as provided in the Indenture.

3.8

A copy of the registration statement dated 3 July 2014 relating to the exchange of the New Notes and the New Guarantees for the Original Notes and the Original Guarantees (the “Registration Statement”).

3.9	A copy of the Officers’ Certificate dated 1 May 2014.

3.10	A copy of the Secretary’s Certificate dated 1 May 2014.

3.11	A copy of the Secretary’s Certificate dated 3 July 2014.

4	Assumptions

For the purpose of this opinion, we have made the following assumptions:

4.1	All copy documents conform to the originals and all originals are genuine, complete and up-to-date.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	The Extrait Kbis, Certificat Négatif and By-Laws referred to in section 3 are each up-to-date.

4.4	The Indenture and the New Notes are within the capacity and powers of, and have been validly authorised and signed by, each party thereto other than the Company.

4.5	No dealings between the parties affect the Indenture and the New Notes.

4.6	The Indenture and the New Notes are valid, binding and enforceable on each party thereto under the laws of the State of New York by which they are expressed to be governed.

4.7

The Indenture and the New Notes have the same meaning and effect under the laws of the State of New York as they would have if they were interpreted under French law by a French court and there are no provisions of any law other than French law which would affect this opinion.

4.8

The parties to the Indenture and the New Notes have complied with the requirement of good faith and fair dealing, their conduct has not contravened public order or moral standards and they have not entered into the Indenture or the New Notes on the basis of any material error.

4.9	The obligations undertaken by the Company under the Indenture and the New Notes meet its corporate interest and statutory purpose and fall within its corporate purpose.

4.10

The extract of the minutes of the meeting of the Board of Directors of the Company referred to in paragraph 3.2 is a true record of the proceedings described in it in a duly convened, constituted and quorate meeting and the resolutions set out in this extract of the minutes of the meeting of the Board of Directors of the Company were validly passed and remain in full force and effect without modification and have been, or will be, duly recorded in the minute book of the Company.

5	Opinions

Based on the documents referred to and the assumptions in sections 3 and 4 above and subject to the qualifications in section 6 and to any matters not disclosed to us, we are of the following opinion:

5.1

The Company is existing as a limited liability company (société anonyme) under the laws of the French Republic and is duly registered with the Registre du Commerce et des Sociétés of Paris with number 969 202 241.

5.2	The Company has the corporate power and authority to enter into and perform its obligations under the Indenture and to issue and perform its obligations under the New Notes.

5.3

The Company has taken all necessary corporate action to authorise its entry into and performance of the Indenture, the issue of the New Notes and the performance of its obligations under the New Notes in exchange for the Original Notes.

5.4

The Company has validly signed the Indenture and the representatives of the Company named in the Decision have the authority to execute, issue and deliver the New Notes in exchange for the Original Notes.

6	Qualifications

This opinion is subject to the following qualifications:

6.1

Without limiting the generality of the foregoing, we have made no investigation as to the accuracy and exhaustiveness of the facts (including statements of foreign law) contained in any of the documents referred to in section 3.

6.2

This opinion is subject to any limitations arising from (a) conciliation proceedings, safeguard proceedings (including the accelerated financial safeguard proceedings), judicial reorganisation proceedings, judicial liquidation proceedings or any other insolvency proceedings, moratorium laws, (b) laws relating to reorganisation and (c) laws of general application affecting the rights of creditors.

6.3

A certificate, determination, notification, opinion or the like might be held by the French courts not to be conclusive, final or binding if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in the Agreement to the contrary.

6.4	We do not express any opinion as to any taxation matters.

6.5	Claims may become time-barred under the relevant provisions of French law or may be or become subject of the defences of set-off or counterclaim (demande reconventionnelle).

7	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Bertrand Sénéchal
Bertrand Sénéchal

Partner, Avocat à la Cour

For and on behalf of Linklaters LLP

Linklaters LLP